Exhibit 99.1

Plymouth Industrial REIT Closes Acquisition of Chicago-Area Industrial Portfolio for $99.75 Million

BOSTON—(December 4, 2017) Plymouth Industrial REIT, Inc. (NYSE American: PLYM) today announced it has closed on the previously announced acquisition of a 15-building, 3.0 million-square-foot Class B industrial portfolio in the Chicago area for $99.75 million in total consideration from BIGS Holdings LLC, a subsidiary of Goldman Sachs. The purchase price includes $19.95 million in cash and a $79.8 million, two-year secured term loan at an initial interest rate of 4.35% from an affiliate of the seller. The acquisition is projected to provide an initial yield of 8.1%.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “This transaction significantly expands our presence in the greater Chicago market. We now own over 3.5 million square feet there, averaging about 95% occupancy across 21 properties. We feel very positive about the market and our ability to maintain strong tenancies and grow rental revenue over the next few years.”

The portfolio consists of ten single-tenant buildings totaling approximately 2.0 million square feet and five multi-tenant buildings totaling approximately 1.0 million square feet. The buildings are collectively 96% leased to a diverse mix of manufacturing and distribution tenants with strong credit, long histories in their locations and heavy capital investment in their space. The portfolio is well balanced with a weighted average lease term of 4.1 years remaining, with an average of less than 14% of the leases expiring each year during the next five years.

About Plymouth

Plymouth Industrial REIT, Inc. is a full service real estate investment company structured as a vertically integrated, self-administered and self-managed real estate investment trust focused on the acquisition, ownership and management of single and multi-tenant industrial properties, including distribution centers, warehouses and light industrial properties, primarily located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide current operating income with the opportunity to enhance shareholder value through property re-positioning, capital improvements and restructuring tenant leases.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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Contact:
Tripp Sullivan
SCR Partners
(615) 760-1104
TSullivan@scr-ir.com